QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074
TEL	804 • 788 • 8200
FAX	804 • 788 • 8218
FILE NO: 78081.0000032

March 28, 2018

Summit Hotel Properties, Inc.
12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738

Summit Hotel Properties, Inc.
Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

        We have acted as counsel to Summit Hotel Properties, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3, filed with the Securities and Exchange Commission on March 28, 2018 (the "Registration Statement"), with respect to the possible issuance of up to 168,265 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") to certain individuals and entities (the "Unitholders") who received units of limited partnership ("Units") in Summit Hotel OP, LP (the "OP") in connection with the formation and initial public offering of the Company if, and to the extent that, the Unitholders choose to redeem their Units and the Company elects to exchange the Units for shares of Common Stock. You have requested our opinion regarding certain U.S. federal income tax matters.

        In giving this opinion letter, we have examined the following:

  1.
  the Registration Statement and the prospectus (the "Prospectus") filed as part of the Registration Statement;

  2.
  the Company's Articles of Incorporation filed on June 30, 2010 with the State Department of Assessments and Taxation of the State of Maryland, and the Articles of Amendment and Restatement, as amended and supplemented (the "Amended Articles");

  3.
  the First Amended and Restated Agreement of Limited Partnership of the OP and the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment thereto (as amended, the "Operating Partnership Agreement");

  4.
  the Third Amended and Restated Operating Agreement of Summit Hotel Properties, LLC, a South Dakota limited liability company (the "LLC"), dated as of July 25, 2005;

  5.
  the Agreement and Plan of Merger, dated as of August 5, 2010, by and between the LLC and the OP; and

  6.
  such other documents as we have deemed necessary or appropriate for purposes of this opinion.

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS  HOUSTON  LONDON  LOS ANGELES
MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  TYSONS  WASHINGTON
www.hunton.com

        In connection with the opinions rendered below, we have assumed, with your consent, that:

  1.
  each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

  2.
  during the Company's and the OP's taxable year ending December 31, 2018 and future taxable years, the factual representations contained (i) in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "REIT Officer's Certificate"), and (ii) in a certificate, dated the date hereof and executed by a duly appointed officer of the OP (the "OP Officer's Certificate" and together with the REIT Officer's Certificate, the "Officer's Certificates"), will be true for such years;

  3.
  the Company will not make any amendments to its organizational documents or the Operating Partnership Agreement after the date of this opinion that would affect the Company's qualification as a real estate investment trust (a "REIT") for any taxable year; and

  4.
  no action will be taken by the Company or the OP after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

        In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificates. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have reviewed with the individuals making such factual representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

        Based solely on the documents and assumptions set forth above, the factual representations set forth in the Officer's Certificates, and the factual matters discussed in the Prospectus under the caption "Material Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

          (a)   the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2014 through December 31, 2017, and the Company's current and proposed method of operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2018 and thereafter; and

          (b)   the descriptions of the law and the legal conclusions in the Prospectus under the caption "Material Federal Income Tax Considerations" are correct in all material respects.

        We will not review on a continuing basis the Company's or the OP's, compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer's Certificates. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer's Certificates.

        The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

        The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

        This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions "Material Federal Income Tax Considerations" and "Legal Matters" in the Prospectus. In giving consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,
/s/ Hunton & Williams LLP

QuickLinks

  Exhibit 8.1
Summit Hotel Properties, Inc. Qualification as Real Estate Investment Trust